EXHIBIT 99.1

Liquidity Services, Inc. Completes Acquisition of STR

WASHINGTON — October 16, 2006 — Liquidity Services, Inc. (LSI), a leading online auction marketplace for wholesale, surplus and salvage assets, today announced that it has completed the acquisition of the wholesale business of STR, Inc. (STR) for approximately $10.1million in cash.  The final purchase price is based on purchase price adjustments as outlined in the purchase agreement.  STR is a California-based remarketer of reverse supply chain merchandise, including retail customer returns, overstocks, shelf pulls, and seasonal merchandise, to wholesale buyers.  The closing date of the transaction is October 16, 2006.

“The acquisition of STR strengthens LSI’s business by adding long-standing relationships with traditional discount store chain buyers as well as Fortune 500 commercial sellers,” said Bill Angrick, Chairman and CEO of LSI.  “We are excited to now provide these new clients with access to our innovative online auction platform and value-added services.  The addition of these buyers and sellers accelerates our self-reinforcing growth dynamic and increases the value we provide our clients through our online auction marketplace www.liquidation.com.”

The acquisition will also expand LSI’s presence on the West Coast through the addition of an approximately 117,000 square foot leased distribution center in southern California, providing efficiencies for both domestic and international buyers and sellers.

About Liquidity Services, Inc. (LQDT)

Liquidity Services, Inc. (NASDAQ:LQDT) and its subsidiaries enable corporations and government agencies to market and sell surplus assets and wholesale goods quickly and conveniently using online auction marketplaces and value-added services. The company is based in Washington, D.C. and has 350 employees. Additional information can be found at: www.liquidityservicesinc.com.

###

Media Contact

Julie Davis

Corporate Communications Director

202-558-6234
julie.davis@liquidityservicesinc.com